CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated February 24, 2012, accompanying the financial statements of Investment Grade Municipal Trust, Series 40 and Missouri Insured Municipals Income Trust, Series 119 (included in Van Kampen Focus Portfolios, Municipal Series 474) as of October 31, 2011, and for each of the three years in the period ended October 31, 2011 and the financial highlights for each of the five years in the period ended October 31, 2011, contained in this Post-Effective Amendment No. 8 to Form S-6 (File No. 333-111122) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2012